Exhibit 99.1

Kimball Electronics, Inc. Announces Extension of Stock Repurchase Plan

JASPER, Ind., Nov. 11, 2020 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE), (the “Company”), announced that the Board of Directors (the “Board”) of Kimball Electronics, Inc., at its November 10, 2020 regular Board meeting, authorized an extension of the current stock repurchase plan (the “Plan”) to allow the purchase of up to an additional $20 million of the Company’s common stock. The Plan was originally authorized in October 2015, and then separately extended in September 2016, August 2017, and November 2018, allowing a repurchase of up to an additional $20 million of common stock of the Company with each extension. This current extension brings the total amount of authorized share repurchases under the Plan to $100 million, with no expiration. The Plan may be suspended or discontinued at any time.

Purchases may be made under various programs, including in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions, all in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may also be made under a Rule 10b5-1 program, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, and other corporate considerations, as determined by the Company’s management team. The Company expects to finance the additional purchases with existing liquidity.

“The authorization of the extension of our stock repurchase program demonstrates the Board’s confidence in our business model and continued strong cash flow generation,” said Donald Charron, Chairman and Chief Executive Officer. “Our balanced approach to capital deployment, supported by a solid balance sheet, gives us the flexibility to invest in our strategic growth initiatives while also returning capital to shareholders.”

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Specific risk factors that could have an effect on the future performance of the Company can be found in its Annual Report on Form 10-K for the year ended June 30, 2020.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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